Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation and subsidiaries:

We consent to the incorporation by reference in registration statement no. 333-106694 on Form S-8 dated July 1, 2003, registration statement No. 333-111672 on Form S-8 dated December 31, 2003, and registration statement No. 333-111673 on Form S-8 dated December 31, 2003 of Cardinal Financial Corporation and subsidiaries (the Company) of our reports dated March 11, 2005, with respect to the consolidated statements of condition of the Company as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10 K of the Company.

Our report dated March 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2004, the Company’s accounting personnel lacked sufficient resources and expertise to properly account for certain non-routine transactions; the Company’s policies and procedures did not provide for timely review of significant non-routine transactions and related accounting entries; and the Company did not maintain sufficient documentation related to the application of U.S. generally accepted accounting principles to significant non-routine transactions.

The aforementioned report dated March 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the Company acquired George Mason Mortgage, LLC (GMM) during 2004, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, GMM’s internal control over financial reporting associated with total assets of $392.2 million and pre-tax income of $2.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of George Mason Mortgage, LLC.

/s/ KPMG LLP
McLean, Virginia
March 11, 2005